TC X Calibur, Inc. Announces the Execution of an Agreement and Plan of Merger with RE3W WorldWide Limited

Salt Lake City, Utah - (BUSINESS WIRE) - Tuesday, July 18, 2006 - TC X Calibur, Inc. ("TC X") (OTCBB: TCXC), announced today that it has executed a definitive merger agreement with RE3W WorldWide Limited, a privately held British Virgin Islands company that offers a proprietary internet based real estate application marketed to commercial real estate professionals which simplifies and accelerates the process of identifying property prospects, organizing and updating ownership and property information and facilities collaboration with associates and clients ("RE3W").

Pursuant to the terms of the merger agreement, TC X formed a new subsidiary to merge with RE3W ("TCX Acquisition Corp."). The merger agreement provides for TCX Acquisition Corp. to merge with RE3W, with RE3W as the surviving
corporation and constituting a subsidiary of the Company.   Additionally, as
part of the merger, the holders of common stock of RE3W (which includes the holders of all of the presently outstanding preferred stock that convert to common stock immediately prior to the merger), will receive common stock of TC X.

The merger is contingent upon RE3W obtaining a minimum of $8,000,000 from the private sale of Units comprised of Series E Convertible Preferred Stock and Warrants to purchase Common Stock. Upon the closing of the merger, the Series E holders will receive an equal number of shares of TC X Series A Convertible
Preferred Stock with the same rights, preferences and privileges.   Holders of
warrants, options and convertible bridge notes in RE3W will exchange such securities for warrants, options and convertible bridge notes of TC X.

At the conclusion of the merger, TC X will change its name to RE3W WorldWide
Inc.   The Board of Directors of RE3W WorldWide Inc. will be composed of designees of RE3W, and RE3W's management will manage RE3W WorldWide Inc.

The transaction is expected to close in August 2006, subject to the satisfaction of various closing conditions, including the approval of the merger by the holders of a majority of the outstanding RE3W shares, the closing of a private placement of its Series E Convertible Preferred Stock by RE3W and the treatment of the merger as a tax-free reorganization for federal income tax purposes and various other customary conditions. No assurance can be given that the parties will be able to satisfy the conditions to the consummation of the merger.

About RE3W:

RE3W is a developmental-stage company that was founded through its California
affiliate in late 1999.   RE3W targets commercial real estate professionals to
provide them an Internet based product designed to simplify and accelerate the process of identifying property prospects, organizing and updating ownership and property information, and using the information to collaborate with associates and clients. Using RE3W's application, participants in commercial real property transactions can search for property data on a nationwide basis, store this data and related documents in a secure digital file, and selectively share this information with transaction participants and others. After completion of beta testing of its application, RE3W rolled out its commercial application in March 2006. To date, RE3W has not earned any significant revenues.

Cautionary Note Regarding Forward-Looking Statements:

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


Contact:  Travis Jenson
          (801) 278-9424